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                                                                     Exhibit 5.1

                     [LETTERHEAD OF CONYERS DILL & PEARMAN]


                                                             16th February, 2001

RenaissanceRe Holdings Ltd.
Renaissance House
8 - 12 East Broadway
Pembroke HM 19
Bermuda

Dear Sirs,

RENAISSANCERE HOLDINGS LTD. (THE "COMPANY")

We have acted as special legal counsel in Bermuda to the Company in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") of a registration statement on Form S-3 to which this is an exhibit (the "Registration Statement") in relation to the proposed offering to the public by a shareholder of the Company of up to 1,726,137 common shares of US$1.00 par value each of the Company (the "Common Shares").

For the purposes of giving this opinion, we have examined an electronic copy of an original Registration Statement on Form S-3 with respect to the Common Shares (excluding Exhibits and the documents incorporated by reference).

We have also reviewed the memorandum of association and the amended and restated bye-laws of the Company, each certified by the Secretary of the Company and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the documents reviewed by us, (c) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (d) the Company has received money or money's worth for each Common Share when issued of not less than the par value thereof.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter except as set out below.
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On the basis of and subject to the foregoing, we are of the opinion that:

1. The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2. The Common Shares are validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

3.       The statements in the Prospectus included in the Registration
         Statement under the captions "Description of Common Shares", "Business -- Regulation -- Bermuda" and "Enforcement of Civil Liabilities under United States Federal Securities Laws", insofar as they purport to describe the provisions of the laws of Bermuda referred to therein, are accurate and correct in all material respects.

We hereby consent to the filing of this opinion with the SEC and as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda. Accordingly, we do not admit to being an expert within the meaning of the Act.

Yours faithfully



/s/ CONYERS DILL & PEARMAN